As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-163557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-163557

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SITO MOBILE, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	13-4122844
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

The Newport Corporate Center

100 Town Square Place, Suite 204

Jersey City, NJ 07310

(Address of Principal Executive Offices)

2009 Employee and Consultant Stock Plan

(Full title of the plan)

Thomas J. Pallack

Chief Executive Officer

SITO Mobile, Ltd.

The Newport Corporate Center

100 Town Square Place, Suite 204

Jersey City, NJ 07310

(Name and address of agent for service)

(201) 275-0555

(Telephone number, including area code, of agent for service)

Copy to:

Andrew Hulsh, Esq.

Pepper Hamilton LLP

The New York Times Building, 37th Floor

620 Eighth Avenue

New York, NY 10018-1405

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SITO Mobile, Ltd. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant (formerly known as Single Touch Systems, Inc.) pursuant to its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on December 8, 2009, File No. 333-163557 (the “2009 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), thereby registered for issuance pursuant to the Registrant’s 2009 Employee and Consultant Stock Plan (the “2009 Plan”). A total of 2,000,000 shares of Common Stock were initially registered for issuance under the 2009 Form S-8. On July 30, 2015, the Registrant effected a 10-to-1 reverse stock split of its issued and outstanding shares of Common Stock. As a result, the number of shares of Common Stock reserved for issuance under the 2009 Plan was automatically proportionally adjusted based on the 10-to-1 reverse stock split. Except as otherwise provided herein, all share amounts in this Post-Effective Amendment have been adjusted to give effect to the 10-to-1 reverse stock split.

No future awards will be made under the 2009 Plan. Of the 200,000 shares registered under the 2009 Form S-8, 73,750 shares remain available for issuance and those 73,750 shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 6th day of June, 2018.

SITO MOBILE, LTD.

By:	/s/ Thomas J. Pallack
Thomas J. Pallack
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Pallack and Mark Del Priore, and each of them singly, as their true and lawful attorneys-in-fact and agent, and each of them singly, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Pallack	Chief Executive Officer, President and Director	June 6, 2018
Thomas J. Pallack	(Principal Executive Officer)

/s/ Mark Del Priore	Chief Financial Officer	June 6, 2018
Mark Del Priore	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Durden	Director	June 6, 2018
Michael Durden

/s/ Itzhak Fisher	Director	June 6, 2018
Itzhak Fisher

/s/ Brent Rosenthal	Director	June 6, 2018
Brent Rosenthal

/s/ Karen Seminara Patton	Director	June 6, 2018
Karen Seminara Patton

/s/ Steven Bornstein	Director	June 6, 2018
Steven Bornstein